UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 24, 2010

ImageWare Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15757	33-0224167
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

10883 Thornmint Road, San Diego, CA	92127
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(858) 673-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On November 24, 2010, the Company issued a  two year unsecured convertible 6% note (“Convertible Note”) in the amount of  $2.0 million to Neal Goldman, a current shareholder and note holder.  The Convertible Note is convertible into common shares at $0.50 per share.  The company issued Mr. Goldman warrants to purchase 5.0 million shares of common stock with a strike price of $0.50 as part of the transaction.

The Company will use the $2.0 million net proceeds for general working capital and to fund the November 30, 2010 installment payment required under an agreement with BET Funding LLC relative to the Company’s secured promissory note (“Note”) dated February 12, 2009.

On November 24, 2010 the Company and Neal Goldman entered into an agreement whereby Mr. Goldman on or before December 28, 2010 will provide the Company with a line of credit of up to $1.5 million (“Line”)  on the same terms as the Convertible Note.  Any funds drawn on the line will be used toward the final payment due December 30, 2010 on the BET Funding Note.

The Company has agreed to convert Mr. Goldman’s Convertible Notes (dated November 24, 2010 and October 5, 2010) and the Line from unsecured to fully secured upon the pay off and termination of the BET Funding LLC Note.  In addition, upon the termination of the BET Funding LLC Note, Mr. Goldman will have the right to appoint up to two members on the Company’s Board of Directors.  The Company has also agreed to hold a special shareholder meeting as soon as is practical in order to authorize the additional shares of common stock underlying the warrants and conversion features.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 - Entry into a Material Definitive Agreement discussing the Convertible Note and Line by and among the Company and Neal Goldman dated November 24, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGEWARE SYSTEMS, INC.,
a Delaware corporation

Date: December 1, 2010	By:	/s/ Wayne G. Wetherell
Wayne G. Wetherell
Chief Financial Officer